Exhibit 99.2
Hayes Lemmerz Completes Sale of Wabash, Indiana Powertrain Components Facility
Northville, Mich., July 5, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced the sale of Hayes Lemmerz International — Wabash, Inc., a wholly-owned subsidiary that operates its Wabash, Indiana facility, to Harvey Industries LLC, a privately held company based in Michigan.
Under the agreement announced today, Harvey Industries has acquired all of the assets of the subsidiary. Financial terms of the transaction were not disclosed.
The Wabash, Indiana facility employs about 325 employees and manufactures intake manifolds, cylinder heads, water pump housings, and cast iron exhaust manifolds.
“This transaction will further enhance Hayes Lemmerz’ goal to strengthen our financial position and to focus on initiatives in select geographic regions that will improve the growth of our company,” said Curtis Clawson, President, CEO and Chairman of the Board of Hayes Lemmerz. “At the same time, this transaction will provide the Wabash facility the opportunity to grow with Harvey Industries.”
Jerome Harvey, President of Harvey Industries, LLC said, “We are equally pleased with this transaction. We believe this transaction will allow us to further optimize and enhance the business of manufacturing and machining complex aluminum castings.”
The Company also said that it does not expect the transaction to have a material impact on its previously announced full fiscal year 2007 guidance.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 26 facilities and approximately 7,500 employees worldwide.
Forward-Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to divest non-core assets and businesses; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162